Exhibit 10.1

IA Global, Inc.

Equity Investment Binding Term Sheet

January 30, 2008

MATERIAL NON-PUBLIC INFORMATION

1.	Parties- IA Global, Inc. and Asia Premier Executive Business Suites, Inc. (a Philippine entity). Need to maximize tax strategies and structures for all parties.

2.	Price- $618,000.

a)	Shares- $300,000 which is 1,250,000 shares at $0.24 per share (restricted from trading for 11 months following closing). These shares will be registered in the name of Asia Premier One Source Inc.
b)	Note Payable 1 for $100,000 due 30 days after closing
c)	Note Payable 2 for $131,000 due 90 days after closing
d)	Note Payable 3 for 37,000 due on 10/30/08
e)	Earn-out. $5,555 per month for the initial 9 months drawn from net profits of Asia Premier. Note*
i)	The maximum earn-out payment is capped at $50,000.
ii)

Should Asia Premier not produce the net profits as forecast, the earn-out will be limited to the actual net profits, over the initial 9 months from closing, but these are not to exceed $5,555 per month. IA Global agrees that it will not increase the salaries and wages costs, as currently defined in the forecast, see exhibit1, unless there is a commensurate increase in revenues.

3.	Percent ownership- 100%.

4.	Management team- To be specified by IA Global, but contingent on the retention of Glen Espino as General Manager.

5.	Contracts date- January 30, 2008.

6.	Close date- Pending signing of Contracts.

7.	Type of transaction- equity investment, exchange of shares and notes payable.

8.

Stockholder’s rights agreement- Filings to be made with AMEX within thirty days of closing and the registration statement, if required under the new 144 rules, with the SEC within 120 days of closing, in conjunction with other filings. Shares cannot be traded for 11 months from closing date.

9.	Entry into standard management services agreement- details have been provided. IA Global agrees not levy the charge onto Asia Premier until after the initial 9 month period had elapsed.

10.	Conditions to close-

Completion of due diligence

Signing of contracts with appropriate representations and warranties by both parties

Shareholder rights agreements

Signing of management services agreement

Subject to financing of $237,000 to redeem Notes Payable

Approval of the Board of Directors of IA Global, Inc.

This term sheet is binding.

IA Global, Inc.	Asia Premier Business Suites, Inc.

/s/ Derek Schneideman	/s/ Jonathan Miller
Derek Schneideman, CEO	Jonathan Miller, CEO

/s/ Renee Rilloraza
Renee Rilloraza, President